UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

VINCE HOLDING CORP.

(Name of Registrant as Specified in Its Charter)

Payment of filing fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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	(2)	Form, Schedule or Registration Statement No.:

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VINCE HOLDING CORP.

500 FIFTH AVENUE, 20th FLOOR

NEW YORK, NY 10110

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

DATE FIRST MAILED TO STOCKHOLDERS: MARCH 11, 2016

To our Stockholders:

This Notice and the accompanying Information Statement are being furnished to the stockholders of Vince Holding Corp., a Delaware corporation (the “Company,” “we,” “us” or “our”), to notify stockholders of the action taken by the Audit Committee of our Board of Directors, consisting entirely of independent directors who are not affiliated with Sun Capital Partners, Inc. (“Sun Capital Partners”), at its meeting held on February 11, 2016 and by the holders of a majority of the issued and outstanding shares of the Company’s common stock, par value $0.01 per share, by written consent dated February 17, 2016, approving the issuance of shares of our common stock to Sun Cardinal, LLC (“Sun Cardinal”) and SCSF Cardinal, LLC (“SCSF Cardinal” and, together with Sun Cardinal, the “Sun Cardinal Investors”) in connection with the transactions described below.

On December 9, 2015, we received a Rights Offering Commitment Letter (the “Commitment Letter”) from Sun Capital V, L.P. (“Sun Capital V”), an affiliate of Sun Capital Partners, that, in the event we consummate a rights offering, provides us with an amount equal to $65.0 million of cash proceeds reduced by the aggregate proceeds received from any completed rights offering (the “Contribution Obligation”). Pursuant to the Commitment Letter, we are required, simultaneously with the funding of the Contribution Obligation by Sun Capital V, or one or more of its affiliates, to issue to Sun Capital V, or one or more of its affiliates, the applicable number of shares of our common stock at a price calculated in accordance with the terms of the Commitment Letter. In the event a rights offering does not commence on or before March 8, 2016, the Commitment Letter requires that we pay Sun Capital V a commitment fee equal to $950,000 as of the earlier of the completion of such offering or the funding of the Contribution Obligation. Sun Capital V subsequently extended the commencement deadline to March 29, 2016. The Commitment Letter contemplates that the parties will enter into a definitive investment agreement to document the transactions contemplated by the Commitment Letter.

Pursuant to the terms of an Investment Agreement (the “Investment Agreement”) that we expect to enter into with the Sun Cardinal Investors, we expect that we will agree to issue and sell to the Sun Cardinal Investors, and the Sun Cardinal Investors will agree to purchase, an aggregate number of shares of common stock equal to (x) $65.0 million minus (y) the aggregate proceeds of the Rights Offering (as defined below), at a price per share to be set forth in the Investment Agreement, subject to the terms and conditions set forth in the Investment Agreement (the “Backstop Commitment”). The closing of the transactions to be contemplated by the Investment Agreement will be subject to satisfaction or waiver of customary conditions, including the consummation of the Rights Offering. The Investment Agreement will supersede the Commitment Letter.

The proposed issuance to the Sun Cardinal Investors of greater than one percent of the number of shares of the Company’s outstanding common stock before the issuance requires stockholder approval pursuant to the New York Stock Exchange (“NYSE”) Listed Company Manual (the “NYSE Manual”), as each of the Sun Cardinal Investors is a “related party” of the Company under the NYSE Manual.

We intend to commence a rights offering (the “Rights Offering”) on March 29, 2016, whereby the Company will distribute, at no charge, to stockholders of record as of March 23, 2016 (the “Rights Offering Record Date”), rights to purchase new shares of the Company’s common stock. Each stockholder as of the Rights Offering Record Date (“Rights Holders”) will receive one non-transferrable right for every share of common stock owned on the Rights Offering Record Date. Each right entitles the Rights Holder to purchase a number of shares of common stock (the “subscription right”) at a subscription price per whole share of common stock to be set forth in the prospectus relating to the Rights Offering. Rights Holders who fully exercise their subscription rights will be entitled to subscribe for additional shares that remain unsubscribed as a result of any unexercised subscription rights (the “over-subscription right”). The over-subscription right allows a Rights Holder to subscribe for an additional number of shares equal to up to 20% of the shares of common stock for which such holder was otherwise entitled to subscribe. Subscription rights may only be exercised for whole numbers of shares; no fractional shares of common stock will be issued in the Rights Offering. We intend to issue one or more press releases with final pricing and timing information relating to the Rights Offering and Rights Holders are encouraged to review our future press releases for more information regarding the Rights Offering.

We intend to use a portion of the net proceeds received from the Rights Offering and the Backstop Commitment to (1) repay the amount owed by us under the Tax Receivable Agreement with Sun Cardinal, for itself and as a representative of the other stockholders party thereto (the “Tax Receivable Agreement”), for the tax benefit with respect to the 2014 taxable year, equal to approximately $21.8 million plus accrued interest, and (2) repay a portion of outstanding indebtedness under our revolving credit facility. We intend to use the remaining net proceeds for general corporate purposes, which may include future amounts owed by us under the Tax Receivable Agreement. The Tax Receivable Agreement payment is owed to certain stockholders of the Company prior to our initial public offering, including Sun Cardinal and other affiliates of Sun Capital Partners.

As the matter set forth in this Information Statement has been duly authorized and approved by the written consent of the holders of more than a majority of our voting securities, your vote or consent is not requested or required to approve these matters. No action is required by you. This Notice and the accompanying Information Statement is provided solely for your information, and also serves the purpose of informing stockholders of the matters described herein pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, and the rules and regulations prescribed thereunder, including Regulation 14C, and serves as the notice required by Section 228 of the Delaware General Corporation Law of the taking of a corporate action without a meeting by less than unanimous written consent of our stockholders. The matters set forth herein will not become effective until such date that is at least 20 calendar days after this Notice and the accompanying Information Statement are mailed to stockholders entitled to receive notice.

Important Notice Regarding the Internet Availability of this Information Statement: a copy of this Notice and the Information Statement is available to you free of charge at investors.vince.com.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Sincerely,

Brendan L. Hoffman

Chief Executive Officer and Director

VINCE HOLDING CORP.

500 FIFTH AVENUE, 20TH FLOOR

NEW YORK, NY 10110

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY

General

Vince Holding Corp., a Delaware corporation, and its subsidiaries (the “Company,” “we,” “us” or “our”), is sending you this Information Statement solely for purposes of informing our stockholders of record as of February 17, 2016 (the “Record Date”) of actions taken by our stockholders by less than unanimous written consent in lieu of a special meeting of stockholders. No action is requested or required on your part.

This Information Statement is being mailed on or about March 11, 2016. The Company’s principal executive offices are located at 500 Fifth Avenue, 20th Floor, New York, NY 10110, and the Company’s telephone number is (212) 515-2600.

Summary of the Corporate Action

On December 9, 2015, we received a Rights Offering Commitment Letter (the “Commitment Letter”) from Sun Capital V, L.P. (“Sun Capital V”), an affiliate of Sun Capital Partners, Inc. (“Sun Capital Partners”), that, in the event we consummate a rights offering, provides us with an amount equal to $65.0 million of cash proceeds reduced by the aggregate proceeds received from any completed rights offering (the “Contribution Obligation”). Pursuant to the Commitment Letter, we are required, simultaneously with the funding of the Contribution Obligation by Sun Capital V, or one or more of its affiliates, to issue to Sun Capital V, or one or more of its affiliates, the applicable number of shares of our common stock at a price calculated in accordance with the terms of the Commitment Letter. In the event a rights offering does not commence on or before March 8, 2016, the Commitment Letter requires that we pay Sun Capital V a commitment fee equal to $950,000 as of the earlier of the completion of such offering or the funding of the Contribution Obligation. Sun Capital V subsequently extended the commencement deadline to March 29, 2016. The Commitment Letter contemplates that the parties will enter into a definitive investment agreement to document the transactions contemplated by the Commitment Letter.

In connection with the commencement of the Rights Offering, we expect to enter into the Investment Agreement (the “Investment Agreement”) with Sun Cardinal, LLC (“Sun Cardinal”) and SCSF Cardinal, LLC (“SCSF Cardinal” and, together with Sun Cardinal, the “Sun Cardinal Investors”), pursuant to which we expect that we will agree to issue and sell to the Sun Cardinal Investors, and the Sun Cardinal Investors will agree to purchase, an aggregate number of shares of common stock equal to (x) $65.0 million minus (y) the aggregate proceeds of the Rights Offering (as defined below), at a price per share to be set forth in the Investment Agreement, subject to the terms and conditions set forth in the Investment Agreement (the “Backstop Commitment”). The closing of the transactions to be contemplated by the Investment Agreement will be subject to satisfaction or waiver of customary conditions, including compliance with covenants and the accuracy of representations and warranties provided in the Investment Agreement, consummation of the Rights Offering, the receipt of all required regulatory approvals, including under the Hart-Scott-Rodino Act, and no material adverse effect with respect to our financial condition, business, properties, assets, liabilities or results of operations. The $950,000 commitment fee contemplated by the Commitment Letter will be expected to be payable to the Sun Cardinal Investors in the event the Rights Offering does not commence on or before March 29, 2016, with payment due upon the earliest of the completion of the Rights Offering, the funding under the Investment Agreement or the termination of the Investment Agreement. The Investment Agreement will supersede the Commitment Letter. For additional information on the Investment Agreement, see “The Investment Agreement.”

The proposed issuance to the Sun Cardinal Investors of greater than one percent of the number of shares of the Company’s outstanding common stock before the issuance requires stockholder approval pursuant to the New York Stock Exchange (“NYSE”) Listed Company Manual (the “NYSE Manual”), as each of the Sun Cardinal Investors is a “related party” of the Company under the NYSE Manual.

We intend to commence a rights offering (the “Rights Offering”) on March 29, 2016, whereby we will distribute, at no charge, to stockholders of record as of March 23, 2016 (the “Rights Offering Record Date”), rights to purchase new shares of the Company’s common stock. Each stockholder as of the Rights Offering Record Date (“Rights Holders”) will receive one non-transferrable right for every share of common stock owned on the Rights Offering Record Date. Each right entitles the Rights Holder to purchase a number of shares of common stock (the “subscription right”), at a subscription price per whole share of common stock (the “subscription price”) to be set forth in the prospectus relating to the Rights Offering. Rights Holders who fully exercise their subscription rights will be entitled to subscribe for additional shares that remain unsubscribed as a result of any unexercised subscription rights (the “over-subscription right”). The over-subscription right allows a Rights Holder to subscribe for an additional number of shares equal to up to 20% of the shares of common stock for which such holder was otherwise entitled to subscribe. Subscription rights may only be exercised for whole numbers of shares; no fractional shares of common stock will be issued in the Rights Offering. For additional information about the Rights Offering, see “The Rights Offering.” We intend to issue one or more press releases with final pricing and timing information relating to the Rights Offering and Rights Holders are encouraged to review our future press releases for more information regarding the Rights Offering.

We intend to use a portion of the net proceeds received from the Rights Offering and the Backstop Commitment to (1) repay the amount owed by us under the Tax Receivable Agreement with Sun Cardinal, for itself and as a representative of the other stockholders party thereto (the “Tax Receivable Agreement”), for the tax benefit with respect to the 2014 taxable year, equal to approximately $21.8 million plus accrued interest, and (2) repay a portion of outstanding indebtedness under our revolving credit facility. We intend to use the remaining net proceeds for general corporate purposes, which may include future amounts owed by us under the Tax Receivable Agreement. The Tax Receivable Agreement payment is owed to certain stockholders of the Company prior to our initial public offering, including Sun Cardinal and other affiliates of Sun Capital Partners.

Voting and Vote Required

The Company is not seeking consent, authorizations or proxies from you.

The Company’s common stock is listed on the NYSE, and as a result, the Company is subject to the NYSE Manual. Section 312.03(b) of the NYSE Manual requires that a listed company obtain the approval of its stockholders prior to issuing securities to a “related party” (as defined in the NYSE Manual) if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance. The Sun Cardinal Investors constitute related parties under the NYSE Manual and the number of shares of the Company’s common stock issuable to the Sun Cardinal Investors pursuant to the Investment Agreement may represent, in the aggregate, in excess of one percent of the outstanding shares of common stock before the issuance. As a result, the issuance of shares of our common stock to the Sun Cardinal Investors is required to be approved by stockholders representing a majority of the voting power of the outstanding shares of our common stock.

Under the Delaware General Corporation Law (the “DGCL”), the Company’s amended and restated certificate of incorporation, the Company’s amended and restated bylaws (the “Bylaws”) and the NYSE Manual, as applicable, entry into the Investment Agreement and the issuance of shares of the Company’s common stock to the Sun Cardinal Investors pursuant to the Investment Agreement may be approved, without a meeting of stockholders, by a resolution of our Board of Directors (the “Board”), or a committee thereof, followed by the written consent of stockholders representing a majority of the voting power of the outstanding shares of our common stock. As of the Record Date, the Company had 36,779,417 shares of common stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote. The written consent was executed by the Sun Cardinal Investors and their affiliate, SK Financial Services, LLC, who collectively held 20,480,729 shares of common stock as of the Record Date, which represents a majority of the voting power of our common stock. Accordingly, the written consent was executed by stockholders holding sufficient voting power to approve the actions contemplated by the written consent and no further stockholder action is required.

Dissenters’ Rights of Appraisal

The DGCL does not provide dissenters’ rights of appraisal to the Company’s stockholders in connection with the matters approved by the written consent.

Notice Pursuant to the Company’s Bylaws and Delaware General Corporation Law

Pursuant to Article II, Section 13(b) of our Bylaws and Section 228(e) of the DGCL, the Company is required to provide prompt notice of the taking of a corporate action by written consent to the Company’s stockholders who have not consented in writing to such action. This Information Statement serves as the notice required by Article II, Section 13(b) of our Bylaws and Section 228(e) of the DGCL.

Interest of Certain Persons in Matters Acted Upon

As of the Record Date, Sun Capital Partners and its affiliates beneficially owned approximately 55.7% of our outstanding common stock. Sun Cardinal has the right to designate a majority of the members of the Board for so long as affiliates of Sun Capital Partners own 30% or more of our outstanding shares of our common stock. A majority of the members of the Board have been designated by Sun Cardinal pursuant to that right, and four of our eight directors are affiliated with Sun Capital Partners and the Sun Cardinal Investors.

In connection with the Rights Offering, we expect to enter into the Investment Agreement, pursuant to which we expect the Sun Cardinal Investors to agree, subject to the terms and conditions therein, to purchase from us an aggregate number of shares of common stock equal to (x) $65.0 million minus (y) the aggregate proceeds of the Rights Offering, at a price per share to be set forth in the Investment Agreement. To the extent that shares of common stock are not subscribed for in connection with the Rights Offering, assuming the Rights Offering is consummated, the Sun Cardinal Investors would acquire such unsubscribed shares pursuant to the Investment Agreement, and the ownership and voting power of Sun Capital Partners and its affiliates, including the Sun Cardinal Investors, will increase as a result of such transactions.

Pursuant to the Investment Agreement, we expect to agree to pay the Sun Cardinal Investors a $950,000 commitment fee as of the earlier of the completion of the Rights Offering or the funding of the Backstop Commitment in the event the Rights Offering does not commence on or before March 29, 2016. In addition, we expect that we will be required to pay the Sun Cardinal Investors a termination fee equal to an aggregate of $1.69 million in the event the Investment Agreement is terminated by reason of us entering into a definitive agreement with respect to a Superior Transaction. In general, a Superior Transaction is defined in the Investment Agreement as (1) a debt or equity financing transaction (other than the Rights Offering and the Backstop Commitment) or (2) a transaction involving the sale of 50% or more of our total voting power or of all or substantially all of our consolidated assets, that, in either case, our Board (or a committee thereof consisting only of disinterested directors) determines in good faith is in the best interests of our stockholders, including, in the case of a debt or equity financing transaction, a determination that such transaction would provide us with liquidity in an amount in excess of that expected to result from the Rights Offering and the Backstop Commitment or result in more favorable economic terms for us than the Rights Offering and the Backstop Commitment. We expect that we will agree to reimburse the Sun Cardinal Investors for their reasonable out-of-pocket fees and expenses (including attorneys’ fees and expenses) incurred by them in connection with the Investment Agreement and the transactions contemplated thereby, other than in the event the Investment Agreement is terminated due to a breach by the Sun Cardinal Investors.

THE INVESTMENT AGREEMENT

The Company’s common stock is listed on the NYSE, and as a result, the Company is subject to the NYSE Manual. Section 312.03(b) of the NYSE Manual requires that a listed company obtain the approval of its stockholders prior to issuing securities to a “related party” (as defined in the NYSE Manual) if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either one percent of the number of shares of common stock or one percent of the voting power outstanding before the issuance. The Sun Capital V and the Sun Cardinal Investors constitute related parties under the NYSE Manual and the number of shares of the Company’s common stock proposed to be issued to the Sun Cardinal Investors pursuant to the Investment Agreement (or to be issued to Sun Capital V pursuant to the Commitment Letter) may represent, in the aggregate, in excess of one percent of the outstanding shares of common stock before the issuance.

Approval of the Proposed Issuance of Stock

The proposed issuance to Sun Capital V or the Sun Cardinal Investors of greater than one percent of the number of shares of the Company’s outstanding common stock before the issuance requires stockholder approval pursuant to the NYSE Manual, as each of Sun Capital V and the Sun Cardinal Investors is a “related party” of the Company under the NYSE Manual. Because the Company has obtained the written consent of holders representing a majority of the total number of shares of the outstanding common stock, it has satisfied the rules under Section 312.03(b) of the NYSE Manual and therefore will be permitted to issue to the Sun Cardinal Investors, pursuant to the Investment Agreement, or to Sun Capital V, pursuant to the Commitment Letter, a number of shares of common stock in excess of one percent of the outstanding shares of common stock before the issuance. See “Voting and Vote Required” for more information regarding the number of shares of our common stock outstanding and the number of votes to which a holder of our common stock is entitled.

The Commitment Letter

On December 9, 2015, we entered into the Commitment Letter with Sun Capital V that provides us with an amount equal to $65.0 million of cash proceeds, or the Contribution Obligation, in the event that we consummate a rights offering. Such Contribution Obligation is reduced by the aggregate proceeds received from a completed rights offering. Pursuant to the Commitment Letter, we are required, simultaneously with the funding of the Contribution Obligation by Sun Capital V, or one or more of its affiliates, to issue to Sun Capital V or one or more of its affiliates the applicable number of shares of our common stock at a price calculated in accordance with the terms of the Commitment Letter. In the event a rights offering does not commence on or before March 8, 2016, the Commitment Letter requires that we pay Sun Capital V a commitment fee equal to $950,000 as of the earlier of the completion of such offering or the funding of the Contribution Obligation. Sun Capital V subsequently extended the commencement deadline to March 29, 2016. The Commitment Letter contemplates that the parties will enter into a definitive investment agreement to document the transactions contemplated by the Commitment Letter.

The Investment Agreement

In connection with the Rights Offering, we expect to enter into the Investment Agreement with the Sun Cardinal Investors, pursuant to which we will agree to issue and sell to the Sun Cardinal Investors, and the Sun Cardinal Investors will agree to provide us with the Backstop Commitment, subject to the terms and conditions set forth in the Investment Agreement. The Investment Agreement will supersede the Commitment Letter.

Commitment Fee

We expect the Investment Agreement will require us to pay the Sun Cardinal Investors a commitment fee equal to an aggregate of $950,000 as of the earlier of the completion of the Rights Offering or the funding of the Backstop Commitment in the event the Rights Offering does not commence on or before March 29, 2016. The Rights Offering will be deemed to commence on the date the rights to purchase new shares of our common stock are distributed to our stockholders.

Closing Conditions

The closing of the transactions to be contemplated by the Investment Agreement will be subject to the satisfaction or waiver of customary conditions, including (i) receipt of all applicable regulatory approvals, including under the Hart-Scott-Rodino Act, (ii) compliance with covenants, (iii) the accuracy of representations and warranties provided in the Investment Agreement, (iv) the absence of a material adverse effect on the Company with respect to our financial condition, business, properties, assets, liabilities or results of operations or the Sun Cardinal Investors’ ability to perform their obligations under the Investment Agreement, (v) the effectiveness of the registration statement related to the Rights Offering, (vi) consummation of the Rights Offering and (vii) approval for listing on the NYSE of shares of common stock to be issued in the Rights Offering.

Termination

We expect the Investment Agreement may be terminated at any time prior to the closing of the transactions to be contemplated by the Investment Agreement as follows:

•	by mutual written agreement of the Sun Cardinal Investors and us;

•	by any party, in the event the closing of the transactions to be contemplated by the Investment Agreement does not occur by April 30, 2016;

•	by any party, if any governmental entity shall have taken action prohibiting any of the contemplated transactions;

•	by the Sun Cardinal Investors, if we breach any of our representations, warranties, covenants or agreements set forth in the Investment Agreement that would result in the applicable condition to closing not being satisfied, and such breach is not cured within 10 days of receipt of written notice by the Sun Cardinal Investors;

•	by us, if the Sun Cardinal Investors breach any of their representations, warranties, covenants or agreements set forth in the Investment Agreement that would result in the applicable condition to closing not being satisfied, and such breach is not cured within 10 days of receipt of written notice by us; or

•	by either party if we enter into a definitive agreement with respect to a Superior Transaction, subject to payment by us of the termination fee described below.

We expect that we will be required to pay the Sun Cardinal Investors a termination fee equal to an aggregate of $1.69 million in the event the Investment Agreement is terminated by reason of us entering into a definitive agreement with respect to a Superior Transaction. In general, a Superior Transaction is defined in the Investment Agreement as (1) a debt or equity financing transaction (other than the Rights Offering and the Backstop Commitment) or (2) a transaction involving the sale of 50% or more of our total voting power or of all or substantially all of our consolidated assets, that, in either case, our Board (or a committee thereof consisting only of disinterested directors) determines in good faith is in the best interests of our stockholders, including, in the case of a debt or equity financing transaction, a determination that such transaction would provide us with liquidity in an amount in excess of that expected to result from the Rights Offering and the Backstop Commitment or result in more favorable economic terms for us than the Rights Offering and the Backstop Commitment. If the commitment fee described above becomes payable, the termination fee will be reduced by the amount of the commitment fee.

Expense Reimbursement

Regardless of whether the transactions contemplated by the Investment Agreement are consummated, we expect that we will agree to reimburse the Sun Cardinal Investors for all reasonable out-of-pocket fees and expenses (including attorneys’ fees and expenses) incurred by them in connection with the Investment Agreement and the transactions to be contemplated thereby, other than in the event the Investment Agreement is terminated due to a breach by the Sun Cardinal Investors.

Indemnification

We expect that we will agree to indemnify the Sun Cardinal Investors and their affiliates and each of their respective officers, directors, partners, employees, agents and representatives for losses arising out of the Rights Offering and the related registration statement and prospectus (other than with respect to statements made in reliance on information provided to us in writing by the Sun Cardinal Investors for use herein) and claims, suits or proceedings challenging the authorization, execution, delivery, performance or termination of the Rights Offering, the Investment Agreement and certain ancillary agreements and/or any of the transactions to be contemplated thereby, other than losses arising out of or related to any breach by the Sun Cardinal Investors of the Investment Agreement.

We expect that the Sun Cardinal Investors will agree to indemnify the Company and its affiliates and each of their respective officers, directors, partners, employees, agents and representatives for losses arising out of or relating to statements or omissions in the registration statement or prospectus for the Rights Offering (or any amendment or supplement thereto) made in reliance on or in conformity with written information relating to such Sun Cardinal Investor furnished to us by or on behalf of such Sun Cardinal Investor expressly for use therein.

Registration Rights

The Sun Cardinal Investors will be entitled to certain registration rights with respect to any shares of our common stock they acquire under the Backstop Commitment, pursuant to the Registration Agreement, dated as of February 20, 2008, among us, the Sun Cardinal Investors and the other investors party thereto. Pursuant to the terms of that agreement, holders of at least a majority of “Sun Registrable Securities” (which include (i) shares of our common stock originally issued to Sun Capital Partners and its affiliates, including the Sun Cardinal Investors; (ii) all shares of our common stock or our other securities issuable upon the conversion, exercise or exchange of our common stock in connection with certain reorganization transactions; and (iii) any other shares of our common stock or our other securities held by persons holding the securities described in clauses (i) and (ii)) are entitled to request that we register its shares on a registration statement on one or more occasions in the future. Sun Capital Partners and its affiliates, including the Sun Cardinal Investors, and the other investors party to the registration agreement are also eligible to participate in certain registered offerings by us, subject to the restrictions in the registration rights agreement. We are obligated, within 30 days of receiving a request for registration, to file with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement with respect to such registrable securities. In addition, we are obligated to use our best efforts to make short-form registrations on Form S-3 available for the sale of registrable securities. We will pay the expenses of the investors party to the registration agreement in connection with their exercise of the rights described in this paragraph, other than underwriting commissions or selling commissions attributable to the registrable securities sold by the holders thereof, as well reimburse the holders of registrable securities included in any registration for the reasonable fees and disbursements of one counsel chosen by the holders of a majority of the registrable securities included in such registration. Our obligation to bear all registration expenses is absolute and does not depend on whether any contemplated offering is completed or whether any registration statement is declared effective.

THE RIGHTS OFFERING

We intend to launch the Rights Offering, whereby we will distribute, at no charge, to Rights Holders as of the Rights Offering Record Date, rights to purchase new shares of the Company’s common stock. Each Rights Holder will receive one non-transferrable right for every share of common stock owned on the Rights Offering Record Date. Each subscription right entitles the Rights Holder to purchase a number of shares of common stock, at a subscription price per whole share of common stock to be set forth in the prospectus relating to the Rights Offering. Subscription rights may only be exercised for whole numbers of shares; no fractional shares of common stock will be issued in the Rights Offering. We intend to issue one or more press releases with final pricing and timing information relating to the Rights Offering and Rights Holders are encouraged to review our future press releases for more information regarding the Rights Offering.

Commencement; Expiration

Subscription rights may be exercised at any time during the subscription period, which we expect will commence on March 29, 2016, and end at 5:00 p.m., New York City time, on April 14, 2016, unless extended by us. We expect the certificates evidencing the right to subscribe to the Rights Offering to be mailed within three business days of the Rights Offering Record Date. All exercises of subscription rights are irrevocable.

Over-Subscription Right

Rights Holders who fully exercise their subscription rights will be entitled to subscribe for additional shares of our common stock that remain unsubscribed as a result of any unexercised subscription rights. The over-subscription right allows a Rights Holder to subscribe for an additional amount equal to up to 20% of the shares of common stock for which such holder was otherwise entitled to subscribe pursuant to the subscription right (calculated prior to the exercise of subscription rights). If sufficient remaining shares of our common stock are available, all over-subscription requests will be honored in full. Shares of our common stock that may be acquired pursuant to the over-subscription right are subject to certain limitations and pro rata allocations.

Non-Transferability of Rights

The subscription rights are evidenced by a subscription certificate and are non-transferable. The rights will not be listed for trading on the NYSE or any other securities exchange or automated quotation system. The shares of common stock issued in the Rights Offering will be listed on the NYSE.

Use of Proceeds

We intend to use a portion of the net proceeds received from the Rights Offering and the Backstop Commitment to (1) repay the amount owed by us under the Tax Receivable Agreement, for the tax benefit with respect to the 2014 taxable year, equal to approximately $21.8 million plus accrued interest, and (2) repay a portion of outstanding indebtedness under our revolving credit facility. We intend to use the remaining net proceeds for general corporate purposes, which may include future amounts owed by us under the Tax Receivable Agreement. The Tax Receivable Agreement payment is owed to certain stockholders of the Company prior to our initial public offering, including Sun Cardinal and other affiliates of Sun Capital Partners.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information about the beneficial ownership of our common stock as of February 17, 2016:

•	each person, or group of persons, who beneficially owns more than 5% of our capital stock;

•	each named executive officer within the meaning of Rule 402(m)(2) under the Securities Act of 1933, as amended (the “Named Executive Officers”);

•	each of our directors; and

•	all directors and executive officers as a group.

Beneficial ownership and percentage ownership are determined in accordance with the rules and regulations of the SEC and include voting or investment power with respect to shares of our common stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to restrictions, options or warrants held by that person that are currently exercisable or exercisable within 60 days of February 17, 2016 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.

Our calculation of the percentage of beneficial ownership is based on 36,779,417 shares of our common stock outstanding on February 17, 2016. Unless otherwise indicated in the footnotes, the address of each of the individuals named below is: c/o Vince Holding Corp., 500 Fifth Avenue, 20th Floor, New York, NY 10110.

Name of Beneficial Owner	Shares Beneficially Owned (Number)	Percentage of Shares Beneficially Owned (%)
5% Stockholder:
Sun Capital (1)	20,480,729	55.7%
Named Executive Officers & Directors:
Brendan L. Hoffman (2)	—	—
David Stefko (3)	—	—
Michele Sizemore (4)	20,968	*
Jill Granoff (5)	768,230	2.1
Karin Gregersen (6)	—	—
Lisa Klinger (6)	—	—
Jonathan Borell (7)	—	—
Robert A. Bowman (8)	3,237	*
Mark E. Brody (9)	—	—
Jerome Griffith (8)	3,237	*
Marc J. Leder (1)(7)	20,480,729	55.7
M. Steven Liff (7)	—	—
Eugenia Ulasewicz (8)	989	*
All Executive Officers and Directors as a Group (13 Persons)	21,277,390	57.9%

*	Less than one percent.
(1)

Includes 15,037,793 shares held of record by Sun Cardinal, 5,012,616 shares held of record by SCSF Cardinal and 430,320 shares held of record by SK Financial Services, LLC (“SK Financial Services”). Sun Cardinal is a wholly owned subsidiary of Sun Capital Partners V, L.P. (“SCP V”). SCSF Cardinal is jointly owned by Sun Capital Securities Offshore Fund, Ltd. (“SCSF Offshore”) and Sun Capital Securities Fund, L.P. (“SCSF LP”). SK Financial Services is jointly owned by SCSF Offshore, SCP V and SCSF LP.

Indirectly through their respective revocable trusts, Messrs. Marc J. Leder and Rodger Krouse each control 50% of the shares in Sun Capital Partners V, Ltd. (“Sun Partners V Ltd”), which in turn is the general partner of Sun Capital Advisors V, L.P. (“Sun Advisors V”), which in turn is the general partner of SCP V. As a result, Messrs. Leder and Krouse (and/or their respective revocable trusts), Sun Partners V Ltd, Sun Advisors V and SCP V may be deemed to have indirect beneficial ownership of the securities owned directly by Sun Cardinal. Each of Messrs. Leder and Krouse also controls, indirectly through their respective revocable trusts, 50% of the membership interests in Sun Capital Securities, LLC (“SCSF LLC”), which in turn is the general partner of Sun Capital Securities Advisors, LP (“SCSF Advisors”), which in turn is the general partner of SCSF LP. As a result, Messrs. Leder and Krouse (and their respective revocable trusts), SCSF LLC, SCSF Advisors, SCSF LP and SCSF Offshore may be deemed to have indirect beneficial ownership of the securities directly owned by SCSF Cardinal. Further, each of Messrs. Leder and Krouse (and their respective revocable trusts), SCP V, Sun Partners V Ltd, Sun Advisors V, SCSF LLC, SCSF Advisors, SCSF LP and SCSF Offshore may be deemed to have indirect beneficial ownership of the securities directly owned by SK Financial Services. Each of Messrs. Leder and Krouse (and their respective revocable trusts), Sun Partners V Ltd, Sun Advisors V, SCP V, SCSF LLC, SCSF Advisors, SCSF LP and SCSF Offshore expressly disclaims beneficial ownership of any securities in which they do not have a pecuniary interest. The business address for Messrs. Leder and Krouse, Sun Partners V Ltd, Sun Advisors V, Sun Partners V LP, SCP V, SCSF LLC, SCSF Advisors, SCSF LP and SCSF Offshore is c/o Sun Capital Partners, Inc., 5200 Town Center Circle, Suite 600, Boca Raton, FL 33486.
(2)	On October 22, 2015, Mr. Hoffman was appointed as the Company’s Chief Executive Office.
(3)	On September 1, 2015, Mr. Stefko was appointed the Company’s Interim Chief Financial Officer and Treasurer. On January 14, 2016, Mr. Stefko assumed the role of the Company’s permanent Chief Financial Officer.
(4)	Represents options to acquire shares of our common stock that have vested or will vest within 60 days of February 17, 2016.
(5)	Represents options to acquire shares of our common stock that have vested. These options include options granted under the Company’s 2010 Option Plan as well as under the Company’s 2013 Omnibus Incentive Plan. Ms. Granoff left her position as the Company’s Chief Executive Officer on September 1, 2015. Pursuant to her employment agreement and grant agreements with the Company, certain of her stock options vested on an accelerated basis on her termination date.
(6)	Ms. Gregersen resigned as the Company’s President and Chief Creative Officer on July 13, 2015. Ms. Klinger left her position as the Company’s Chief Financial Officer and Treasurer on June 26, 2015.
(7)	The address for each of Messrs. Borell, Leder and Liff is c/o Sun Capital Partners, Inc., 5200 Town Center Circle, Suite 600, Boca Raton, FL 33486.
(8)	Represents restricted stock units that have vested or will vest within 60 days of February 17, 2016.
(9)	Mr. Brody was appointed the Company’s Interim Chief Executive Officer on September 1, 2015. Mr. Brody previously served as the Company’s Interim Chief Financial Officer from July 6, 2015 until September 1, 2015. Mr. Brody left his position as the Company’s Interim Chief Executive Officer on October 22, 2015 and continues to serve as a member of the Board.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the reporting and information requirements of the Securities Exchange Act of 1934, as amended, and as a result file reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You also may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as Vince Holding Corp., that file electronically with the SEC. We also maintain a website at www.vince.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this Information Statement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information we file with it into this Information Statement, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is an important part of this Information Statement. We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended January 31, 2015 (filed with the SEC on March 27, 2015);

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended May 2, 2015 (filed with the SEC on June 10, 2015), August 1, 2015 (filed with the SEC on September 8, 2015) and October 31, 2015 (filed with the SEC on December 10, 2015);

•	Current Reports on Form 8-K filed with the SEC on June 4, 2015 (excluding the Current Report filed on June 4, 2015 furnishing information under Item 2.02), June 26, 2015, July 14, 2015, September 3, 2015 (except information furnished under Item 2.02 therein), October 23, 2015, November 27, 2015 and January 14, 2016;

•	the section entitled “Description of Capital Stock—Common Stock” located on page 121 of our Registration Statement on Form S-1 originally filed with the SEC on June 26, 2014; and

•	those portions of our Definitive Proxy Statement on Schedule 14A (filed with the SEC on April 20, 2015) deemed incorporated into our Annual Report on Form 10-K for the fiscal year ended January 31, 2015.

You may request a copy of these filings incorporated by reference in this Information Statement, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into this filing, without charge, by written or telephonic request directed to 500 Fifth Avenue, 20th Floor, New York, NY 10110, Attention: General Counsel. Our telephone number at that address is (212) 515-2600.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Information Statement will be deemed modified, superseded or replaced for purposes of this Information Statement to the extent that a statement contained in this Information Statement or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Information Statement modifies, supersedes or replaces such statement.

OTHER MATTERS

Other Business

The Board knows of no other matters other than those described in this Information Statement that have been approved or considered by the Company’s majority stockholders.

Stockholders Sharing an Address

The Company will deliver only one copy of this Information Statement to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. Furthermore, the Company undertakes to deliver promptly, upon written or oral request, a separate copy of this Information Statement to a stockholder at a shared address to which a single copy of this Information Statement is delivered. A stockholder can notify us that the stockholder wishes to receive a separate copy of this Information Statement by contacting the Company at: Vince Holding Corp., 500 Fifth Avenue, 20th Floor, New York, NY 10110, Attention: General Counsel, or by calling (212) 515-2600. Conversely, if multiple stockholders sharing an address receive multiple Information Statements and wish to receive only one, such stockholders can notify the Company at the address or phone number set forth above.

* * * * * * * * * * * * * * *

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Information Statement to be signed on its behalf by the undersigned hereunto authorized.

By Order of the Board of Directors

Brendan L. Hoffman

Chief Executive Officer and Director